Exhibit 99.1
Dawson Geophysical Company Reports Second Quarter Results
MIDLAND, Texas, May 1, 2006 / PR Newswire / Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $40,042,000 for the quarter ending March 31, 2006, the Company’s second quarter of fiscal 2006, compared to $26,515,000 in the same quarter of fiscal 2005, an increase of 51 percent. Revenue growth was primarily the result of improved prices and contract terms obtained in calendar 2005, favorable weather conditions, increased crew productivity, and an increase in crew count as well as recording capacity. The Company operated eleven seismic data acquisition crews and had in excess of 60,000 recording channels in the second quarter of fiscal 2006 compared to ten crews and approximately 46,000 recording channels in the prior year’s quarter.
Net income of $4,351,000 for the second quarter of fiscal 2006 exceeded net income of $2,327,000 in the same quarter of the prior year by 87 percent. Earnings per share were $0.58 in the second quarter of fiscal 2006 versus $0.37 in the same quarter of fiscal 2005, reflecting an increase of 57 percent. Included in the second quarter 2006 per share data are an approximate doubling of depreciation charges and the full effect of an additional 1,800,000 shares issued in a public offering completed in March of 2005. EBITDA in the fiscal 2006 quarter was $9,899,000 compared to $4,480,000 in the prior year quarter, an increase of 121 percent.
The Company is continuing its expansion with the previously announced deployment of an additional seismic data acquisition crew, the Company’s twelfth, which is expected to commence operations in the latter part of the third quarter of fiscal 2006, and by increasing both channel capacity on existing crews and the number of energy source units. These additions are in response to the continued high demand for high-resolution 3D seismic surveys as a result of continued brisk exploration and development activity by the Company’s clients. The Company’s Board of Directors have approved a budget of $35,000,000 for capital expenditures during the 2006 fiscal year, an increase of $10,000,000 since last reported, to fund these expansions as well as to fund general maintenance capital requirements. The twelfth crew will be equipped with an ARAM ARIES cable based recording system. The Company operates six I/O RSR radio and five I/O II MRX cable crews. Three of the MRX crews have been upgraded in the last year to I/O Image central electronics which increases the recording capacity of the cable based crews from 3,000 channels to 6,000 channels.
Demand for the Company’s services continues at record levels with a current order book reflecting commitments well into calendar 2006 with several of the crews booked into calendar 2007. The Company’s data processing operations have also shown significant improvement during the second quarter of 2006 due to client recognition of quality performance and the expansion into the Houston market for these services.
The Company has entered into a letter of intent and is negotiating an agreement with WesternGeco, a subsidiary of Schlumberger, to provide Q-Land seismic data acquisition services in the Lower 48 United States. The Q-Land system is a unique integrated acquisition and processing system that is producing superior imaging results throughout the Middle East and North Africa. The Q-Land system uses 30,000 channels of finely spaced point-receivers to correctly sample both signal and noise. By removing noise the resolution of the subsurface is dramatically increased. Under the terms of the agreement, the Company will provide crew personnel, energy source units, necessary vehicles, land access permitting, surveying and will serve as primary contractor. WesternGeco will provide survey design, the seismic recording system with operators, and all Q-Land data processing services. Both companies will share marketing services. The Company intends to deploy the Q-Land recording system by using an existing crew as demand for the technology requires.
In addition to the aforementioned expansions, management is committed to improving the revenue and profitability of existing crews. The Company will continue to examine ways to increase the productivity of existing crews, mitigate delays associated with land access agreements, and continue to explore new technologies. For instance with respect to new technologies, the Company is nearing the completion of the data acquisition phase of a large 3-D multi-component seismic project in West Texas, the Company’s seventh such project in the last three years.
“The second quarter of 2006 has been a record one for the Company in terms of our revenues, net income and EBITDA” said L. Decker Dawson, the Company’s Chairman of the Board of Directors. “We are also proud to note that on April 23, 2006 we recognized our 25th anniversary as a public company. In conjunction with the upcoming 54th anniversary of our founding in May of 2006, I would like, on behalf of our Board of Directors and Officers, to express our sincerest appreciation and gratitude to our loyal and valued shareholders, clients, and employees.”

Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure. The Company defines EBITDA as net income plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
     The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2005. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements of Operations
(unaudited)

	Three Months		Six Months
	Ended March		Ended March
	31,		31,
	2006	2005	2006	2005
Operating revenues	$40,042,000	$26,515,000	$75,535,000	$48,074,000
Operating costs:
Operating expenses	29,109,000	21,378,000	57,247,000	38,222,000

General and administrative	1,314,000	989,000	2,441,000	1,783,000

Depreciation	3,188,000	1,662,000	6,164,000	3,132,000

	33,611,000	24,029,000	65,852,000	43,137,000

Income from operations	6,431,000	2,486,000	9,683,000	4,937,000
Other income:
Interest income	167,000	99,000	328,000	123,000

Interest expense	—	(65,000)	—	(65,000)

Gain on disposal of assets	142,000	—	136,000	—

Loss on sale of marketable securities	(6,000)	—	(17,000)	—

Other	(23,000)	233,000	17,000	239,000

Income before income tax	6,711,000	2,753,000	10,147,000	5,234,000

Income tax (expense) benefit:
Current	(1,307,000)	(733,000)	(1,842,000)	(733,000)
Deferred	(1,053,000)	307,000	(1,654,000)	(574,000)

	(2,360,000)	(426,000)	(3,496,000)	(1,307,000)

Net income	$4,351,000	$2,327,000	$6,651,000	$3,927,000

Net income per common share	$0.58	$0.37	$0.89	$0.66

Net income per common share-assuming dilution	$0.57	$0.37	$0.88	$0.65

Weighted average equivalent common shares outstanding	7,504,811	6,262,794	7,495,499	5,947,148

Weighted average equivalent common shares outstanding-assuming dilution	7,593,193	6,360,345	7,583,611	6,051,413

Balance Sheets

	March 31,	September 30,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$505,000	$2,803,000

Short-term investments	13,840,000	20,326,000
Accounts receivable, net of allowance for doubtful accounts of $51,000 in March 2006 and $331,000 in September 2005	34,572,000	28,696,000

Prepaid expenses	644,000	1,127,000

Current deferred tax assets	18,000	1,229,000

Total current assets	49,579,000	54,181,000

Property, plant and equipment	143,388,000	124,478,000

Less accumulated depreciation	(70,045,000)	(64,532,000)

Net property, plant and equipment	73,343,000	59,946,000

	$122,922,000	$114,127,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,230,000	$6,601,000
Accrued liabilities:

Payroll costs and other taxes	1,300,000	1,198,000

Other	3,288,000	2,182,000

Deferred revenue	245,000	190,000

Total current liabilities	11,063,000	10,171,000

Deferred tax liablility	2,495,000	2,052,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized in 2006; 10,000,000 shares authorized in 2005; 7,493,544 and 7,484,044 shares issued and outstanding in each period	2,508,000	2,495,000

Additional paid-in capital	81,786,000	80,987,000

	March 31,	September 30,
	2006	2005
	(Unaudited)
Other comprehensive income, net of tax	(80,000)	(77,000)

Retained earnings	25,150,000	18,499,000

Total stockholders’ equity	109,364,000	101,904,000

	$122,922,000	$114,127,000

Reconciliation of EBITDA to Net
Income

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net Income	$4,351	$2,327	$6,651	$3,927

Depreciation	3,188	1,662	6,164	3,132

Interest expense	—	65	—	65

Income tax (benefit) expense	2,360	426	3,496	1,307

EBITDA	$9,899	$4,480	$16,311	$8,431

Reconciliation of EBITDA to Net Cash Provided by Operating
Activities

	Six Months Ended
	March 31,
	2006	2005
	(in thousands)
Net cash provided by operating activities	$10,309	$9,735
Changes in working capital items and other	6,492	(1,259)

Non-cash adjustments to income	(490)	(45)

EBITDA	$16,311	$8,431

For additional information:
L. Decker Dawson, Chairman of the Board
Stephen C. Jumper, President and Chief Executive Officer
Christina W. Hagan, Chief Financial Officer
1-800-332-9766